Exhibit 10.2
GENESCO INC.
RESTRICTED SHARE AWARD AGREEMENT
     THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is made and entered into as of the _____ day of _____, 20 ___ (the “Grant Date”), between Genesco Inc., a Tennessee corporation (the “Company”), and _____ (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Genesco Inc. 2005 Equity Incentive Plan (the “Plan”).
     WHEREAS, the Company has adopted the Plan, which permits the issuance of restricted shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”); and
     WHEREAS, pursuant to the Plan, the board of directors of the Company has granted an award of restricted shares to the Grantee as provided herein;
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Grant of Restricted Shares.
          (a) The Company hereby grants to the Grantee an award (the “Award”) of _____ shares of Common Stock of the Company (the “Shares” or the “Restricted Shares”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.
          (b) The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the risk of forfeiture shall lapse in accordance with Section 3 hereof.
     2. Terms and Rights as a Shareholder.
          (a) Except as provided herein and subject to such other exceptions as may be determined by the Committee in its discretion, the risk of forfeiture for Restricted Shares granted herein shall expire in three equal annual increments beginning on the first anniversary of the date hereof.

          (b) The Grantee shall have all rights of a shareholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions:
     (i) the Grantee shall not be entitled to delivery of the stock certificate for any Shares until the expiration of the risk of forfeiture as to such Shares;
     (ii) none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of before the earlier of the third anniversary of the Grant Date or the date on which the Grantee’s service as a director of the Company ends for any reason; and
     (iii) except as otherwise determined by the Committee at or after the grant of the Award hereunder, all of the Restricted Shares shall be forfeited, and all rights of the Grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the Grantee continues his/her service as a director of the Company, a Subsidiary or Affiliate until the risk of forfeiture with respect to such shares has expired.
     Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Restricted Shares shall be subject to the same restrictions, terms and conditions as such Restricted Shares.
          (c) Notwithstanding the foregoing, the risk of forfeiture shall automatically terminate as to all Restricted Shares awarded hereunder (as to which the risk of forfeiture has not previously terminated) upon the occurrence of the following events:
     (i) termination of the Grantee’s service as a director of the Company, a Subsidiary or Affiliate which results from the Grantee’s death; or
     (ii) the occurrence of a Change in Control.
     3. Certificates. Upon the expiration of the risk of forfeiture with respect to Restricted Shares, a stock certificate bearing an appropriate legend reflecting the restrictions on transfer applicable to such Shares may be issued. When such restrictions expire pursuant to the terms of this Agreement, a stock certificate for the appropriate number of Shares, free of the restrictions and restrictive stock legend, shall be delivered to the Grantee or the Grantee’s beneficiary or estate, as the case may be, pursuant to the terms of this Agreement.
     4. Delivery of Shares. As of the date hereof, certificates representing the Restricted Shares shall be registered in the name of the Grantee and held by the Company or transferred to a custodian appointed by the Company for the account of the Grantee subject to the terms and conditions of the Plan and shall remain in the custody of the Company or such custodian until their delivery to the Grantee or Grantee’s beneficiary or estate or their reversion to the Company.
     Each certificate representing Restricted Shares shall bear a legend in substantially the following form:
THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE GENESCO INC. 2005 EQUITY INCENTIVE PLAN (THE “PLAN”) AND THE RESTRICTED SHARE AWARD AGREEMENT (THE “AGREEMENT”) BETWEEN THE OWNER OF THE RESTRICTED SHARES REPRESENTED HEREBY AND GENESCO INC. (THE “COMPANY”). THE RELEASE OF SUCH SHARES FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT AND ALL OTHER APPLICABLE POLICIES AND PROCEDURES OF THE COMPANY, COPIES OF WHICH ARE ON FILE AT THE COMPANY.
     5. Effect of Lapse of Risk of Forfeiture and Transfer Restrictions. To the extent that the risk of forfeiture and restrictions on transfer applicable to any Restricted Shares shall have lapsed, the Grantee may receive, hold, sell or otherwise dispose of such Shares free and clear of the restrictions imposed under the Plan and this Agreement.
     6. No Right to Continued Service. This Agreement shall not be construed as giving Grantee the right to continue to service as a director of the Company or any Subsidiary or Affiliate, and the Company or any Subsidiary or Affiliate may at any time dismiss Grantee from service as a director, free from any liability or any claim under the Plan.
     7. Adjustments. The Committee may make adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 of the Plan) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
     8. Amendment to Award. Subject to the restrictions contained in Section 14 of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.
     9. Withholding of Taxes. If the Grantee makes an election under Section 83(b) of the Code with respect to the Award, the Award made pursuant to this Agreement shall be conditioned upon the prompt payment to the Company of any applicable withholding obligations or withholding taxes by the Grantee (“Withholding Taxes”). Failure by the Grantee to pay such Withholding Taxes will render this Agreement and the Award granted hereunder null and void ab initio and the Restricted Shares granted hereunder will be immediately cancelled. If the Grantee does not make an election under Section 83(b) of the Code with respect to the Award, upon the lapse of the Restricted Period with respect to any portion of Restricted Shares (or property distributed with respect thereto), the Company shall satisfy the required Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer’s minimum statutory withholding with respect to Grantee and issue vested shares to the Grantee without Restriction. The Company shall satisfy the required Withholding Taxes by withholding from the Shares included in the Award that number of whole shares necessary to satisfy such taxes as of the date the restrictions lapse with respect to such Shares based on the Fair Market Value of the Shares.
     10. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
     11 Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
     12. Notices. All notices required to be given under this Grant shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Genesco Inc. 1415 Murfreesboro Road Nashville, Tennessee 37217-2895 Attn: General Counsel

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.
     13. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.
     14. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.
     15. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.
     IN WITNESS WHEREOF, the parties have caused this Restricted Share Award Agreement to be duly executed effective as of the day and year first above written.

GENESCO INC.

By

Hal N. Pennington Chairman and Chief Executive Officer

GRANTEE:

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